 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Centerstaging Corp. on Form S-8 of our Report dated September 22, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs as to the uncertainty concerning the substantial doubt about the Company’s ability to continue as a going concern) relating to the consolidated financial statements of Centerstaging Corp. (formerly known as Knight Fuller, Inc.) for the year ended June 30, 2006, which is included in Form 10-KSB filed on September 28, 2006 with the Securities and Exchange Commission.

/s/ Stonefield Josephson
Stonefield Josephson

Los Angeles, California
August 23, 2007